Mesa Labs Reports Higher First Quarter Sales and Earnings

LAKEWOOD, Colo., Aug. 13 /PRNewswire-FirstCall/ -- Mesa Laboratories, Inc. (Nasdaq: MLAB) today reported higher sales and earnings for the fiscal first quarter ended June 30, 2007.

For the first quarter of fiscal 2008, net sales increased 17 percent to $4,286,000 from $3,674,000 in the same quarter last year. Net income for the quarter increased 28 percent to $1,015,000 or $.31 per diluted share compared to $790,000 or $.25 per diluted share last year.

"We are very pleased with Mesa's financial performance in the first quarter", said John J. Sullivan, President and Chief Operating Officer. "The first quarter in a new fiscal year is traditionally one of Mesa's weakest, but this year we recorded the second best quarter on record for both sales and net profit. While a large portion of this increase in both sales and profits was due to having an extra five weeks of Raven revenue in first quarter this year, Mesa's other businesses also contributed to the year-over-year growth. Another notable achievement for the quarter was an expansion of our gross margin to 68 percent, which was up significantly from the 63 percent average for full fiscal 2007. Some of the increase in gross margin is sustainable, such as materials cost reductions, while some is more transient in nature, such as labor savings due to temporary personnel openings. We will continue to practice tight expense control in order to drop as much of the additional gross margin to the bottom line as possible."

During the first quarter of fiscal 2008, sales of the Company's medical products and services increased nine percent compared to the prior year period. The increase was due chiefly to higher sales of the Company's standard solution products and services.

During the first quarter of fiscal 2008, sales of DataTrace data logger products decreased compared to the prior year. For the quarter, DataTrace sales decreased almost 10 percent compared to the same period last year. The decrease in DataTrace sales during the quarter reflects a short fall in shipments rather than a weakness in orders as depletion of subassembly components following our strong fourth quarter slowed shipments during the first half of the quarter.

The Raven biological indicator products were acquired on May 4, 2006. For this reason, sales of the company's Raven biological indicator products benefited from an extra five weeks of sales for the current quarter when compared to the prior year period, and were up 71 percent.

During the first quarter of fiscal 2008, sales of the Nusonic line of ultrasonic fluid measurement systems increased by 51 percent over the prior year period. While sales for the current quarter were up significantly, they were in line with the total prior year, and had only a small impact on overall sales performance since the Nusonic line of products contributes less than five percent of total sales.

Profitability for fiscal 2008 was up compared to the prior fiscal year due chiefly to the increase in revenues and a gain in our gross margin percentage. Net income increased 28 percent and exceeded sales growth which was 17 percent for the quarter. Net income also benefited from a slightly lower tax rate due to the impact of the Raven acquisition on our overall tax rate.

During the remaining fiscal 2008 period, we expect to incur additional administrative costs as we begin to implement Section 404 of the Sarbanes-Oxley Act. The Company will also continue to pursue additional growth opportunities via acquisition of other companies or product lines.

During the first quarter of fiscal 2008, the Company repurchased 14,134 shares of our common stock under a previously announced buyback plan for approximately $295,000.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form-10KSB for the year ended March 31, 2007 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended June 30
	2007	2006
Net Sales	$4,286,000	$3,674,000
Cost of Goods	1,385,000	1,287,000
Gross Profit	2,901,000	2,387,000
Operating Expense	1,388,000	1,192,000
Operating Income	1,513,000	1,195,000
Other (Income) & Expense	(48,000)	(39,000)
Earnings Before Taxes	1,561,000	1,234,000
Income Taxes	546,000	444,000

Net Income	$1,015,000	$790,000

Earnings Per Share (Basic)	$.32	$.26
Earnings Per Share (Diluted)	$.31	$.25

Average Shares (Basic)	3,170,000	3,095,000
Average Shares (Diluted)	3,300,000	3,160,000

BALANCE SHEETS (Unaudited)
	June 30	March 31
	2007	2007
Cash and Short-term Investments	$3,907,000	$3,346,000
Other Current Assets	7,457,000	7,496,000
Total Current Assets	11,364,000	10,842,000
Property and Equipment	3,458,000	3,521,000
Other Assets	7,865,000	7,991,000

Total Assets	$22,687,000	$22,354,000

Liabilities	$1,439,000	$1,631,000
Stockholders' Equity	21,248,000	20,723,000

Total Liabilities and Equity	$22,687,000	$22,354,000

SOURCE Mesa Laboratories, Inc.
-0- 08/13/2007
/CONTACT: Luke R. Schmieder, CEO-Chairman of the Board of Directors, John J. Sullivan, President-COO, or Steven W. Peterson, VP Finance-CFO, all of Mesa Laboratories, Inc., +1-303-987-8000/
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/Web site: http://www.mesalabs.com/
(MLAB)